Exhibit 10.1

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of December 1, 2021 (the “Effective Date”), by and between Optex Systems Holdings, Inc., a Delaware corporation (the “Company”), and Danny Schoening, an individual (“Executive”).

WHEREAS, the Company is currently employing Executive as President and Chief Executive Officer pursuant to the terms of the Employment Agreement, originally effective as of April 1, 2008, between the Company and Executive (the “Original Employment Agreement”);

WHEREAS, the Company desires to retain Executive as its President and Chief Executive Officer and to replace the Original Employment Agreement, as previously amended and restated, with this Agreement; and

WHEREAS, in connection therewith, the Company and Executive desire to enter into this Agreement.

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 14 below.

“Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Optex System, Inc., a Delaware corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Period” means the period beginning on the Effective Date and ending on November 30, 2022.

“Good Reason” means Executive terminates employment after (i) the Company has breached any of its material obligations hereunder and fails to cure such breach within 30 business days following receipt of written notice of such breach from Executive by Company, (ii) the Company requires the Executive, without his consent, to be based in any office or location more than 100 miles from the Company’s current location, or (iii) there is a merger or consolidation that results in more than 66% of the combined voting power of the then outstanding voting securities of the Company or its successor changing ownership or a the sale of all or substantially all of the Company’s assets, and the obligations under this Agreement are not assumed by the surviving entity.

“Termination for Cause” means termination because of Executive’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) commission of fraudulent, illegal or dishonest acts, (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business, operations or reputation of the Company (monetarily or otherwise), either individually or in the aggregate, (iv) after a written warning and a reasonable opportunity to cure non-performance, failure to perform Executive’s material duties as assigned to Executive pursuant to the terms of this Agreement from time to time or failure to cure any other material breach of this Agreement, (v) any violation of any securities laws or regulations or laws or regulations of similar import with regard to the disclosure of information to the Company or discharge of duties with respect to the Company, or (vi) material breach of the Executive’s obligations hereunder.

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PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1. Employment and Duties. During the Employment Period, Executive will serve as the President and Chief Executive Officer of Company and will report to the Board. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with the Company’s subsidiaries) as are from time to time assigned to Executive by the Board (or a committee thereof). During the Employment Period, Executive will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, including in an advisory capacity related to current or potential investments or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2. Service as Director. As of the Effective Date, Executive is serving as a member of the Company’s Board of Directors. For as long as Executive shall continue to serve as Chief Executive Officer, he shall stand for re-election to such position at each annual meeting of the Company’s stockholders. Executive’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement (and shall not constitute a Termination for Cause or a resignation by Executive for Good Reason, each as defined in this Agreement), nor shall it entitle Executive to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Executive will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Executive from the Board at any time in accordance with the provisions of applicable law.

3. Term. The term of this Agreement shall run from the Effective Date through November 30, 2022 (such period, the “Term”), and may be terminated earlier as contemplated by Section 8.A. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason.

4. Compensation; Additional Incentives.

A. Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $ 24,669.23 monthly ($296,031.00 annualized) during the Term. Executive’s Base Salary may be increased by the Compensation Committee and/or Board in their sole discretion but shall not be decreased without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s salary will increase by at least the Consumer Price Index upon any renewal.

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B. Performance Bonus Opportunities. Executive will be eligible for a performance bonus (the “Performance Bonus”), which is based upon a rolling three-year operating plan adopted by the Company’s Board of Directors. The bonus will be based on operating metrics decided annually by the Board and tied to such three-year plan. The target bonus equates to 30% of Executive’s Base Salary. The Board will have discretion to alter the Performance Bonus upward or downward by 20% based on its good faith discretion.

C. The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

D. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange (if any) on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy, and the Board retains complete discretion on awarding a Performance Bonus.

5. Amendment of RSU Agreement. The Company’s Restricted Stock Unit (RSU) Agreement, dated January 2, 2019, with Executive (the “RSU Agreement”) will, except as set forth below, continue for the Term of this Agreement, and the entry into this Agreement shall not be considered a “termination” for purposes of the RSU Agreement. On the Effective Date, the RSU Agreement shall automatically and without any further action of any of the parties thereto be amended as follows:

A.	Section 2.1 of the RSU Agreement shall be replaced in its entirety with the following:

2.1. Unless sooner vested or terminated pursuant to this Agreement and the Plan, the Restricted Stock Units awarded to the Participant hereunder shall vest in accordance with the following schedule:

DATE ON AND AFTER WHICH RSU IS VESTED	Portion Vested

January 1, 2020	34%

January 1, 2021	33%

Change of Control Date	33%

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For purposes of this vesting schedule, “Change of Control Date” shall be the date on which the first of the following occurs with respect to the Company or any upstream holding company (which, for purposes of this definition, shall be included in references to “the Company”):

(i) Any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined above) acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Company’s common stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Company’s common stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation.

6. Other Benefits.

A. Executive will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

B. Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

C. During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

D. Executive shall be entitled to 200 hours paid vacation each year and paid time off (PTO) in accordance with the Company’s policies as in effect from time to time.

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7. Executive Covenants.

A. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Executive will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Executive shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Employment Period and thereafter, Executive shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $250 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Executive’s other obligations.

B. Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.

8. Termination of Employment.

A. General. Subject to Section 8.D., Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing 30-days written notice of such termination to the other party.

B. Death and Permanent Disability. Upon termination of Executive’s employment with the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 8.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive, or Executive’s estate, shall be entitled to receive:

a. the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

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b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices;

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, COBRA or Executive subsidized, , to the extent required and available by law and subject to the Company continuing to maintain a group health plan;

d. the limited death, disability, and/or income continuation benefits provided under Section 6.C, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 8.B.a. through e. are collectively referred to as the “Accrued Obligations.”

If Executive’s death occurs before payment of any earned Performance Bonus, the applicable payments will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C. Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:

a. the unpaid Base Salary and Bonuses earned by Executive pursuant to Section 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices; and

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, COBRA or Executive subsidized, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.

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D. Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with no notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason with 90 days’ prior notice, in each case at any time; provided, however, that if Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:

a. The Accrued Obligations through the date of termination, payable in a lump sum within 15 days;

b. Six- months of Salary, payable in a lump sum within 15 days;

For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 8.D.

E. Termination by Non-Renewal. In the event the Company fails to renew Executive’s employment before the expiration of this Agreement (“Non-Renewal”), Executive shall be entitled to receive:

a. The Accrued Obligations through the date of termination, payable in a lump sum within 15 days.

F. Omitted.

G. RSUs Upon Termination. Upon termination of Executive’s employment for any reason and subject to the terms of the Company’s Restricted Stock Unit Plan, as it may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any RSUs held by the Executive that are not then vested will immediately be forfeited and expire for no consideration; provided, however, that any RSUs held by the Executive that are not vested at termination of Executive’s employment as contemplated by Section 8.D. hereof (the “Date of Termination”) will continue to be outstanding until the earlier of (i) the Change of Control Date (as defined in Section 5 hereof), on which date, if still outstanding, they shall vest, or (ii) March 13, 2023, on which date, if still outstanding, they shall be forfeited and expire for no consideration. For the sake of clarity, the tail period provided for in the immediately preceding sentence shall not apply in case of a termination as contemplated by Section 8.C. hereof.

H. Release. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the payments and benefits set forth in Section 8.D. or 8.E., as applicable, other than the Accrued Obligations through the date of termination, is conditioned on and subject to Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims in a form provided by the Company.

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I. Non-Disparagement. Executive will not disparage the Company or any of its directors, officers, agents or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees.

9. Section 409A of the Code.

A. General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B. Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C. Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D. Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

E. Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

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10. Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 10 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 10, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

11. No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

12. Controlling Law, Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any Texas or other conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Texas, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Dallas, Texas. Company and Executive agree that the prevailing party will be entitled to receive reasonable attorney fees. The parties agree that this provision and the Arbitrator’s authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. (“USAA”) and the provisions of this Agreement. The parties agree that the arbitrator have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.

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13. Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

14. Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.

15. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

16. No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

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17. Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

18. Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, by or hand delivered to the Company at its corporate address, Attn: Chairman of the Compensation Committee and Chief Financial Officer, and to Executive at the most recent address reflected in the Company’s employment records or e-mail.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Optex Systems Holdings, Inc., a Delaware corporation

By:	/s/ Rimmy Malhotra
Name:	Rimmy Malhotra
Title:	Chair, Compensation Committee

Date:	12/1/2021

EXECUTIVE

By:	/s/ Danny Schoening
Danny Schoening, an individual

Date:	12/1/2021

[Signature Page to Amended and Restated Employment Agreement]